                                                                       -----------------------------
---------       UNITED STATES SECURITIES AND EXCHANGE COMMISSION               OMB APPROVAL
 FORM 3                       Washington, D.C. 20549                   -----------------------------
--------                                                               OMB Number: 3235-0104
            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES    Expires:    December 31, 2001
                                                                       Estimated average burden
                                                                       hours per response........0.5
                                                                       -----------------------------

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


(Print or Type Responses)
------------------------------------------------------------------------------------------------------------------------------------
1.  Name and Address of Reporting Person*  2.  Date of Event Requiring       4. Issuer Name and Ticker or Trading Symbol
                                               Statement (Month/Day/Year)

    L-3 Communications Holdings, Inc.          07/11/00                         LogiMetrics, Inc. (LGMTA)
------------------------------------------------------------------------------------------------------------------------------------
                                           3.  I.R.S. Identification Number  5. Relationship of Reporting      6. If Amendment,
-----------------------------------------      of Reporting Person, if an       Person(s) to Issuer               Date of Original
(Last)           (First)        (Middle)       entity (voluntary)               (Check all applicable)            (Month/Day/Year)

             600 Third Avenue                                                _____ Director
-----------------------------------------
                 (Street)                                                      X   10% Owner
                                                                             _____
 New York         New York        10016
-----------------------------------------                                    _____ Officer(give title below)
  (City)           (State)        (Zip)

                                                                             _____ Other(specify below)
----------------------------------------

                                                                             -----------------------------



                                                                                                                   7. Individual or
                                                                                                                      Joint/Group
                                                                                                                      Filing
                                                                                                                      (Check
                                                                                                                      Applicable
                                                                                                                      Line)
                                                                                                                X  Form filed by One
                                                                                                               --- Reporting Person
                                                                                                               --- Form filed by
                                                                                                                   More than One
                                                                                                                   Reporting Person
------------------------------------------------------------------------------------------------------------------------------------
                                        TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

1. Title of Security                       2. Amount of Securities          3. Ownership Form: Direct (D)      4. Nature of Indirect
   (Instr. 4)                                 Beneficially Owned               or Indirect (I) (Instr. 5)         Beneficial
                                              (Instr. 4)                                                          Ownership
                                                                                                                  (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------
   Common Stock                               93,236,794                       (I)                             By L-3 Communications
                                                                                                               Corporation, a wholly
                                                                                                               owned subsidiary of
                                                                                                               the Reporting Person
------------------------------------------------------------------------------------------------------------------------------------

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------------------------------------------------------------------------------------------------------------------------------------

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Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.                 (over)
* If the form is filed by more than one reporting person, see Instruction 5(b)(v).                               SEC 1472 (3-99(3)-9

          POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT
          REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID omb CONTROL NUMBER.



FORM 3 (CONTINUED)                    TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G.,
                                        PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)


1. Title of    2. Date Exercisable               3. Title and Amount     4. Conversion or      5. Ownership Form     6. Nature of
   Derivative     and Expiration                    of Securities           Exercise Price of     of Derivative         Indirect
   Security       Date                              Underlying              Derivative            Security: Direct      Beneficial
   (Instr. 4)     (Month/Day/Year)                  Derivative              Security              (D) or Indirect (I)   Ownership)
                                                    Security                                      (Instr. 5)            (Instr. 5)
                                                    (Instr. 4)

               -----------------------------------------------------------
               Date Exercisable  Expiration Date    Title    Amount or
                                                             Number
                                                             of Shares
------------------------------------------------------------------------------------------------------------------------------------
Right to Buy   07/11/00          None               Common   up to          $1.50 per             (I)                 By L-3
Common Stock                                        Stock    3,333,333      share                                     Communications
                                                                                                                      Corporation, a
                                                                                                                      wholly owned
                                                                                                                      subsidiary of
                                                                                                                      the Reporting
                                                                                                                      Person
------------------------------------------------------------------------------------------------------------------------------------
Right to Buy   07/11/00         07/10/10            Common   up to          $0.54 per             (I)                 By L-3
Common Stock                                        Stock    5,555,555      share                                     Communications
                                                                                                                      Corporation, a
                                                                                                                      wholly owned
                                                                                                                      subsidiary of
                                                                                                                      the Reporting
                                                                                                                      Person
------------------------------------------------------------------------------------------------------------------------------------
Right to Buy   07/11/00         07/10/10            Common   up to          $0.54 per             (I)                 By L-3
Common Stock                                        Stock    6,775,940      share                                     Communications
                                                                                                                      Corporation, a
                                                                                                                      wholly owned
                                                                                                                      subsidiary of
                                                                                                                      the Reporting
                                                                                                                      Person
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Explanation of Responses:
                                       L-3 COMMUNICATIONS HOLDINGS, INC.
                                       By: /s/ Christopher C. Cambria
                                       ------------------------------
                                       Name: Christopher C. Cambria
                                       Title: Vice President
                                                                                                                              Page 6


                                                               7/20/00
                         -------------------------------       -------
                         **Signature of Reporting Person                 Date


**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


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